Exhibit 99.1

250 West 57th Street, Suite 310, New York, NY 10107 Tel: (212) 258-3222 • Fax: (212) 258-3281 www.arotech.com

FOR IMMEDIATE RELEASE

AROTECH CORPORATION GIVES GUIDANCE ON
PRELIMINARY 2004 RESULTS

2004 Revenues Expected To Reach $50 Million -
Company Anticipates 2005 Revenues Will Increase By At Least 25% Over 2004

New York, New York, March 2, 2005 - Arotech Corporation (NasdaqNM: ARTX), a provider of quality defense and security products for the military, law enforcement and security markets, today gave preliminary guidance for its full year 2004 results. The Company preliminarily expects that revenues will reach $50 million, a dramatic increase from its $17 million revenue level in 2003.

The Company will report 2004 Adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization), including a comparison with 2003 Adjusted LBITDA (Loss Before Interest, Taxes, Depreciation and Amortization), when it releases final year- and quarter-end results. Arotech believes that information concerning Adjusted EBITDA enhances overall understanding of its current financial performance, its achievement of cash-flow break even, and its progress toward GAAP profitability.

Net loss for 2004 is preliminarily expected to be comparable to 2003, primarily due to non-cash charges related to the Company’s recent acquisitions and financings.

“2004 was a very productive and successful year for us, in which we transformed the Company into a major vendor in the security and defense sector. We accomplished the goals that we set out for ourselves at the beginning of the year, growing both organically and through strategic acquisitions and we reached new record-high revenue levels and EBITDA profitability,” said Robert S. Ehrlich, Chairman and CEO of Arotech.

“I am proud of our achievements in 2004 and look forward to another year of substantial growth in 2005, in which we anticipate that revenues will increase by approximately 25% to 30% compared to the previous year, and that Adjusted EBITDA from existing operations will more than triple in 2005 compared to 2004,” concluded Ehrlich.

Arotech has not yet completed the preparation of its 2004 financial statements and additional details with respect to its 2004 results of operations are not yet available. Arotech will hold a conference call to discuss its results following the publication of its detailed results for the fourth quarter and full year 2004.

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About Arotech Corporation

Arotech Corporation is a leading provider of quality defense and security products for the military, law enforcement and homeland security markets, including multimedia interactive simulators/trainers, lightweight armoring and advanced zinc-air and lithium batteries and chargers. Arotech operates through three major business divisions: Armor, Simulation and Security and Battery and Power Systems.

Arotech is incorporated in Delaware, with corporate offices in New York, and research, development and production subsidiaries in Alabama, Colorado, Michigan, California and Israel.

COMPANY CONTACT:

Kim Kelly, VP Corporate Communications, 1-866-317-4677, kim@arotech.com
NY Office 1-212-258-3222

The 2004 preliminary revenues and other financial information contained in this press release are subject to verification and finalization in connection with the preparation of Arotech’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004. Except for the historical information herein, the matters discussed in this news release, such as Arotech’s preliminary operating results for 2004 and outlook for 2005, include forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements, as they are subject to various risks and uncertainties that may cause actual results to vary significantly. These risks and uncertainties include, but are not limited to, risks relating to: product and technology development; the uncertainty of the market for Arotech’s products; changing economic conditions; delay, cancellation or non-renewal, in whole or in part, of contracts or of purchase orders; and other risk factors detailed in Arotech’s most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as amended, and other filings with the Securities and Exchange Commission. Arotech assumes no obligation to update the information in this release. Reference to the Company’s website above does not constitute incorporation of any of the information thereon into this press release.

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